Exhibit 99.2

FOR IMMEDIATE RELEASE

Investor Contacts:	Media Contact:
Christopher Chai	John Bluth
Vice President, Treasury and Investor Relations	Senior Director, Corporate Communications
CV Therapeutics, Inc.	CV Therapeutics, Inc.
(650) 384-8560	(650) 384-8850

CV THERAPEUTICS ANNOUNCES EXERCISE OF OVER-ALLOTMENT OPTION OF

1,050,000 SHARES OF COMMON STOCK

PALO ALTO, Calif., July 7, 2005 – CV Therapeutics, Inc. (Nasdaq: CVTX) announced today that the underwriters of CV Therapeutics’ public offering of 7,300,000 shares of its common stock have exercised their option to purchase an additional 1,050,000 shares of common stock at a purchase price of $21.60 per share to cover over-allotments. The closing of this additional purchase option will increase the aggregate number of shares sold in this offering to 8,350,000.

The Company intends to use the net proceeds from the offering for general corporate purposes, which may include funding research, development and product manufacturing, product development, including preclinical and clinical trials, preparation and filing of new drug applications and other marketing approval applications, product commercialization, increasing its working capital, reducing indebtedness, acquisitions or investments in businesses, products or technologies that are complementary to its own, and capital expenditures.

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including early stage of development; regulatory review and approval of our products; the timing of clinical trials; the dependence on collaborative and licensing agreements; operating at a loss; commercialization of our products; and other risks detailed from time to time in CV Therapeutics’ SEC reports, including its most recent Annual Report on Form 10-K and amended Form 10-K/A, and its most recent Quarterly Report on Form 10-Q. CV Therapeutics disclaims any intent or obligation to update these forward-looking statements.

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